Exhibit (g)(33)
Form of
LETTER AGREEMENT
March 11, 2013
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that effective March 18, 2013, Janus Worldwide Fund’s name is changed to Janus Global Research Fund and Janus Global Research Fund is terminated.
The Trust requests confirmation that all references to “Janus Worldwide Fund” (the “Fund”) related to the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”) be replaced with Janus Global Research Fund and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract. All references to the currently existing “Janus Global Research Fund” will be deleted.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:
Stephanie Grauerholz-Lofton
Vice President, Chief Legal Counsel and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this ___ day of __________________, 2013.
cc:	Lee Hillman Maria Rowland